CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-256702 on Form N-2 of our report dated February 24, 2022, relating to the financial statements and financial highlights of Blackstone Long-Short Credit Income Fund (the “Fund”) appearing in this Annual Report on Form N-CSR for the year ended December 31, 2021.

/s/DELOITTE & TOUCHE LLP

Denver, Colorado

March 4, 2022